As filed with the United States Securities and Exchange Commission on June 25, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sprinklr, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-4771485
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 West 35th Street

7th Floor

New York, NY 10001

(917) 933-7800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sprinklr, Inc. 2011 Equity Incentive Plan

Sprinklr, Inc. 2021 Equity Incentive Plan

Sprinklr, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Ragy Thomas

Founder, Chairman and Chief Executive Officer

Sprinklr, Inc.

29 West 35th Street

7th Floor

New York, NY 10001

(917) 933-7800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Joshua A. Kaufman Jaime L. Chase Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Dan Haley General Counsel Sprinklr, Inc. 29 West 35th Street 7th Floor New York, NY 10001 (917) 933-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.00003 per share
- 2021 Equity Incentive Plan	29,105,000(2)(3)(7)	17.29(8)	$503,225,450.00	$54,902.00
- 2021 Employee Stock Purchase Plan	5,100,000(4)(5)	14.70(9)	$74,952,150.00	$8,178.00
- 2011 Equity Incentive Plan (Stock Option Awards)	47,250,364(6)	6.26(10)	$295,879,014.46	$32,281.00
Total	81,455,364		$874,056,614.46	$95,361.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock, as applicable.

(2)

Includes 25,480,000 shares of Class A common stock currently reserved for future grant under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that any stock options, restricted stock units (“RSUs”) or performance stock units (“PSUs”) outstanding under the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”) expire or are terminated prior to exercise or vesting, the shares of Class A common stock reserved for issuance pursuant to such stock options, RSUs or PSUs will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnotes 6 and 7 below.

(3)

The number of shares of Class A common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) five percent (5%) of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31st of the immediately preceding calendar year or (b) a lesser number determined by the Registrant’s board of directors prior to the applicable January 1st.

(4)	Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of Class A common stock reserved for issuance under the 2021 ESPP will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31st of the immediately preceding calendar year, (b) 15,300,000 shares of Class A common stock, or (c) a lesser number determined by the Registrant’s board of directors prior to the applicable January 1st.

(6)

Represents shares of Class A common stock issuable upon exercise of options outstanding under the Registrant’s 2011 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of Class A common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.

(7)

Includes an aggregate of 3,625,000 shares of Class A common stock reserved for issuance pursuant to RSUs and PSU awards outstanding under the Registrant’s 2011 Plan as of the date of this Registration Statement. To the extent that any such awards expire or are terminate prior to vesting, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 23, 2021.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of Class A common stock as reported on the New York Stock Exchange on June 23, 2021 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Sprinklr, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)

The Registrant’s prospectus filed on June  23, 2021 pursuant to Rule 424(b), dated June  22, 2021, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-256657), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

(b)

The description of the Registrant’s Class A common stock which is contained in a registration statement on Form 8-A filed on June 21, 2021 (File No. 001-40528) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

		Incorporation by Reference
Exhibit Number	Exhibit	Schedule Form	File Number	Exhibit	Filing Date

4.1	Eighth Restated Certificate of Incorporation of the Registrant, as amended and as currently in effect.	S-1	333-256657	3.1	May 28, 2021

4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-256657	3.3	May 28, 2021

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the closing of the Registrant’s initial public offering.	S-1/A	333-256657	3.2	June 14, 2021

4.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect immediately prior to the closing of the Registrant’s initial public offering.	S-1/A	333-256657	3.4	June 14, 2021

4.5	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-256657	4.1	June 14, 2021

5.1	Opinion of Cooley LLP.

23.1	Consent of KPMG LLP, an independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Sprinklr, Inc. 2011 Equity Incentive Plan, as amended.	S-1	333-256657	10.3	May 28, 2021

99.2	Sprinklr, Inc. 2021 Equity Incentive Plan.

99.3	Sprinklr, Inc. 2021 Employee Stock Purchase Plan.

99.4	Forms of Grant Notice and Exercise Notices under the Sprinklr, Inc. 2011 Equity Incentive Plan.	S-1/A	333-256657	10.6	June 14, 2021

99.5	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the 2021 Equity Incentive Plan.	S-1/A	333-256657	10.7	June 14, 2021

ITEM 9. UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in New York, New York, on this 25th day of June, 2021.

SPRINKLR, INC.

By:	/s/ Ragy Thomas
Name:	Ragy Thomas
Title:	Founder, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ragy Thomas, Christopher Lynch and Daniel Haley, and each one of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ragy Thomas	Founder, Chairman and Chief Executive Officer	June 25, 2021
Ragy Thomas	(Principal Executive Officer)

/s/ Christopher Lynch	Chief Financial Officer	June 25, 2021
Christopher Lynch	(Principal Financial and Accounting Officer)

/s/ Neeraj Agrawal	Director	June 25, 2021
Neeraj Agrawal

/s/ John Chambers	Director	June 25, 2021
John Chambers

/s/ Carlos Dominguez	President and Director	June 25, 2021
Carlos Dominguez

/s/ Edwin Gillis	Director	June 25, 2021
Edwin Gillis

Signature	Title	Date

/s/ Matthew Jacobson	Director	June 25, 2021
Matthew Jacobson

/s/ Yvette Kanouff	Director	June 25, 2021
Yvette Kanouff

/s/ Tarim Wasim	Director	June 25, 2021
Tarim Wasim